Exhibit 4.7

Dated 11 December 2012

Between

BIKAR SHIPPING COMPANY INC.,
of Majuro Marshall Islands

and

DIANA SHIPPING INC.,
of Majuro Marshall Islands

and

DIANA SHIPPING SERVICES S.A.,
of Panama

and

EMPORIKI BANK OF GREECE S.A.

FIRST SUPPLEMENTAL AGREEMENT
to the Loan Agreement dated 13 September 2011

TABLE OF CONTENTS

Clause Heading

1.	DEFINITIONS AND INTERPRETATION
2.	AMENDMENTS TO THE ORIGINAL LOAN AGREEMENT
3.	CONDITIONS PRECEDENT - UNDERTAKINGS
4.	REPRESENTATIONS AND WARRANTIES
5.	RECONFIRMATION
6.	INTEGRATION OF TERMS AND CONTINUITY OF THE SECURITY DOCUMENTS
7.	MISCELLANEOUS
8.	GOVERNING LAW AND JURISDICTION
9.	THIRD PARTY RIGHTS

This First Supplemental Agreement dated 11 December 2012 is made BETWEEN:

(1)                    BIKAR SHIPPING COMPANY INC., a company duly incorporated in the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the "Borrower");

(2)                    DIANA SHIPPING INC., a company duly incorporated in the Republic of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Guarantor"); and

(3)                    DIANA SHIPPING SERVICES S.A., a company duly incorporated in the Republic of Panama, and whose resident agent is situated at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama (the "Manager"); and

(4)                    EMPORIKI BANK OF GREECE S.A., a company duly incorporated under the laws of Greece, having its registered office at 11, Sofokleous Street, Athens 105 64, Greece (the "Bank"),

and it is a First Supplemental Agreement to the Loan Agreement made between the Borrower and the Bank and dated 13 September 2011.

WHEREAS

(A)                    By a loan agreement dated 13 September 2011 (the "Original Loan Agreement") between the Borrower as borrower and the Bank as lender, the Bank agreed to advance, and advanced, by way of a loan to the Borrower the sum of Dollars Fifteen million ($15,000,000) under the Guarantee of the Guarantor.

(B)                    The Borrower and the Guarantor hereby acknowledge and confirm that the Borrower has received from the Bank the full amount of the Loan, i.e. Dollars Fifteen million ($15,000,000), and that the principal amount owing to the Bank on the date hereof is Dollars Fourteen Million ($14,000,000).

(C)                    This Supplemental Agreement sets out the amendments which the parties have agreed to bring to the Original Loan Agreement so as to provide for applicability of English law and exclusive jurisdiction of English courts and other consequential changes. This Supplemental Agreement is an integral part of the Original Loan Agreement and all the terms of this Supplemental Agreement are amendments to and parts of the Original Loan Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.01.                    In this First Supplemental Agreement (unless the context otherwise requires) terms and expressions not defined herein but defined in the Original Loan Agreement shall have the meanings set out therein or, as the context may require, as such terms and expressions have been amended in this First Supplemental Agreement.

1.02.                    In the Original Loan Agreement reference to "this Agreement" means the Original Loan Agreement as amended by this First Supplemental Agreement and as same may hereinafter be amended or supplemented or varied.

1.03.                    In the Original Loan Agreement and in this First Supplemental Agreement:

"Loan Agreement" shall mean the Original Loan Agreement as amended by this Supplemental Agreement and as same may hereinafter be amended or supplemented or varied.

1.04.                    Interpretation. The provisions of Clause 1.03 of the Original Loan Agreement shall extend and apply hereto as if the same were (mutatis mutandis) expressly repeated herein in extenso.

2.	AMENDMENTS TO THE ORIGINAL LOAN AGREEMENT

2.01.                 The Original Loan Agreement is amended in accordance with the following provisions (and the Original Loan Agreement (as so amended) will continue to be binding upon the Bank and the Borrower upon such terms as so amended):

(a)                     It is hereby agreed that the Loan Agreement shall be governed by and construed in accordance with English law.

(b)                     It is hereby agreed that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the Loan Agreement.

(c)                     As a result of the above agreements of the parties in this clause 2.01, the following amendments are hereby made to the Original Loan Agreement:

(i)  Clause 13.12 of the Original Loan Agreement is hereby amended to read as follows:

"13.12. (Law and Jurisdiction).

(a)  This Agreement shall be governed by and construed in accordance with English Law.

(b)  For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Agent and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.

(c)  For the exclusive benefit of the Bank, the Borrower hereby irrevocably submits to the exclusive jurisdiction of the High Court of Justice in London, England. Further, the Borrower agrees that any summons, writ or other legal process issued against it in England may be served upon Messrs NICOLAOU & CO., Chartered Accountants, currently located at 25 Heath Drive, Potters Bar, Herts, EN6 1EN, United Kingdom (Attention: Mr. Antonis Nicolaou Fax. No. +44 1707 664340, Telephone No. +44 1707 652193 Email: anicolaou1@btinternet.com) (the "Process Agent for English Proceedings") or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. Provided, however, that the Borrower further agrees that in the event that (i) the Process Agent for English Proceedings close or fail to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agent is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against it in England may be served upon the Law Debenture Corporation Ltd., currently located at Estate House, 66, Gresham Street, London EC2, or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. The Borrower waives any objections which it may have on the grounds of inconvenient forum or otherwise to proceedings being brought in the High Court of Justice, England.

(d)  The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement and/or the Security Documents.

(e)  If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction."

(ii)  Clause 13.10 of the Original Loan Agreement is hereby amended to read as follows:

"13.10. (Process Agent in Greece). Mr. Panagiotis Spathis, son of Athanasios, Attorney at Law, of 10, Olympias Street, Nikea, Greece is hereby appointed by the Borrower as Agent in Greece to accept service (hereinafter the "Greek Process Agent") upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Greek Process Agent (or any substitute process agent notified to the Agent in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Agent), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Greek Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant law. In case, however, that such Greek Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Greek Process Agent at such address or in accordance with the procedure provided by the relevant law."

(iii)  A new clause 13.13 is hereby inserted in the Original Loan Agreement reading as follows:

"13.13. (Third Party Rights). A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement "

(iv)   The definition of "Security Value" in clause 1.02 of the Original Loan Agreement is hereby amended to read as follows:

""Security Value" Value" means the amount in Dollars which, at any relevant time, is the aggregate of (i) the Vessel's Value of the Vessel as most recently determined in accordance with Clause 8.05(d); (ii) the free cash credit balance of the Cash Collateral Account duly pledged in favour of the Bank; and (ii) the value in Dollars of any additional security for the time being actually provided to the Bank pursuant to Clause 8.05(c) (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank but the Borrower shall be allowed to rebut such evidence by any means of evidence admissible by applicable law, except witnesses.);"

(v)  Clause 2.08 of the Original Loan Agreement is hereby amended to read as follows:

"2.08. (Evidence). It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies or other reproductions of the books and/or records of the Bank as well as statements of the loan account or other accounts held with the Bank under this Agreement or a certificate issued by the Bank ("Bank's Evidence") shall (in the absence of manifest error) be conclusive evidence binding on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement and/or the Master Swap Agreement, of the applicable Interest Rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.05(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default but the Borrower shall be allowed to rebut such evidence by any means of evidence admissible by applicable law, except witnesses. Notwithstanding the above provision relating to the right of the Borrower to rebut the evidence, enforcement proceedings /procedure or any other Court or out-of-court procedure can be initiated by the Bank on the basis of the above Bank's Evidence."

(vi)  The first sentence of clause 3.06 of the Original Loan Agreement is hereby amended to read as follows:

"3.06. (Market Disruption). If the Bank (in its sole discretion) determines (which determination shall, in the absence of manifest error, be conclusive) prior to the commencement of any Interest Period:"

(vii)  Clause 9.09 of the Original Loan Agreement is hereby amended to read as follows:

"9.09. (Proof of Default). It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) and any other Event of Default shall be proved conclusively by a mere written statement of the Bank (save for manifest error) which (statement) shall be conclusive, binding and full evidence for the Borrower but the Borrower shall be allowed to rebut such evidence by any means of evidence save for witnesses."

(viii)  The first sentence of clause 12.03 of the Original Loan Agreement is hereby amended to read as follows:

"12.03. (Claim for increased cost). The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.02 and such notification will, save for manifest error, be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness."

2.02.                 The following two definitions are hereby added in clause 1.02 of the Original Loan Agreement:

"Cash Collateral Legislation" means Directive 2002/47/EC of the European Parliament and the Council of 6 June 2002 on financial collateral arrangements as amended and currently in force, and as implemented in the French and English national legal systems respectively;

"Enforcement Event" means in respect of the Bank and/or the Borrower "winding up proceedings" or "reorganization measures" (as these terms are defined in the Cash Collateral Legislation) or any other event (except an Event of Default) which prevents or results in preventing the Borrower from withdrawing the funds deposited to the Cash Collateral Account, whether this is by virtue of a provision of any law, regulation, statutory rule or regulatory requirement or any request or order of any central bank, monetary, regulatory or other authority or any court or otherwise;

2.03.                 Clause 11.04 of the Original Loan Agreement is hereby amended to read as follows:

"11.04. (Set off). (a) Express authority is hereby given by the Borrower to the Bank without prejudice to any of the rights of the Bank at law contractually or otherwise, at any time and without notice to the Borrower:

(i)  to apply any credit balance standing upon any account of the Borrower with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrower under this Agreement and/or any of the other Security Documents;

(ii)  in the name of the Borrower and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)  to combine and/or consolidate all or any accounts in the name of the Borrower with the Bank.

For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.

(b)  Without limiting the generality of Bank's right of set-off under sub-clause (a) above, upon the occurrence of an Enforcement Event, both any amount standing to the Cash Collateral Account (regardless of any fixed interest period) and the Loan together with any accrued interest shall become, immediately and automatically without any notice, due and payable and shall be set off and a net sum equal to any difference shall be payable by the party from whom the larger amount is due to the other party (Close Out netting).

(c)  Clause 11.04(b) shall apply mutatis mutandis in respect of any amount standing to the Earnings Account."

2.04.                 Clause 11.06 of the Original Loan Agreement is hereby amended to read as follows:

"11.06. (Security Financial Collateral Arrangements).

(a)  For so long as any moneys are owing under this Agreement, the Borrower may freely credit the Cash Collateral Account with moneys in an amount equal to or less than the amount of the Loan but no less than Dollars Five Hundred Thousand ($500,000).

(b)  A first priority pledge shall be granted or (as the context may require) has been granted by the Borrower, as collateral provider, in favour of the Bank, as collateral taker, over all monies credited to the Cash Collateral Account and over all claims of the Borrower thereunder, in form and substance satisfactory to the Bank (the "Cash Collateral Pledge").

(c)  Any amount owing under this Agreement and the Master Swap Agreement or any other Security Document (whether in respect of costs, interest, principal or otherwise) when due and payable in accordance with their respective terms (whether by acceleration or otherwise) shall be paid out of the monies funds deposited with the Cash Collateral Account by way of set off and the Borrower hereby expressly authorizes the Bank to so apply such funds.

(d)  The period(s) for the moneys deposited with the Cash Collateral Account shall be so fixed as to allow the application provided in sub-paragraph (c) above.

(e)  Notwithstanding the Cash Collateral Pledge prior to and until the occurrence of an Enforcement Event (whereupon the provisions of the Cash Collateral Pledge and sub-clause (b) of Clause 11.04 shall apply) and prior to and until the occurrence of an Event of Default, monies for the time being credited to the Cash Collateral Account shall be freely available to the Borrower and may be withdrawn from the Cash Collateral Account in accordance with its terms.

(f)  For the avoidance of doubt, it is agreed that moneys paid or to be paid to the Earnings Account as per Clause 11.05 are not pan of the Cash Collateral Account.

(g) The Borrower shall not assign, transfer or suffer any Encumbrance (other than the Cash Collateral Pledge) over the whole or any part of the Cash Collateral Account.

(h) The provisions of this Clause 11.06 are without prejudice to any other rights of the Bank under this Agreement, the ISDA Master Agreement and/or any other Security Document or under law."

2.05.                 The words "Subject to Clause 11.06 (j)" at the beginning of Clauses 11.05(b) and 11.05(d) of the Original Loan Agreement are hereby replaced by the words "Subject to Clause 11.04(c)".

2.06.                  Furthermore, the definition of "Banking Day" in clause 1.02 (Definitions) of the Original Loan Agreement is hereby amended to read as follows:

""Banking Day" means any day on which banks and foreign exchange markets in New York, London, and Paris and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;"

2.07.                    Save as amended by this Supplemental Agreement, the remaining provisions of the Original Loan Agreement shall remain in full force and effect.

3.	CONDITIONS PRECEDENT - UNDERTAKINGS

3.01.                    (Conditions concerning corporate authorisations). The agreements of the parties under clauses 2.01 and 2.02 above are subject to the condition that the Bank shall have received prior to or on the date of this Supplemental Agreement, the following documents and evidence in form and substance satisfactory to the Bank in respect of the Borrower and the Guarantor: (i) a recent certificate of incumbency issued by the Secretary or a Director stating the officers and/or the directors and containing specimens of their signatures and confirming that there has been no change to the documents relating to their constitution, (ii) Minutes of meetings of the directors and, in respect of the Borrower only, shareholders at which there was approved the entry into, execution, delivery and performance of this Supplemental Agreement and any other documents executed or to be executed pursuant hereto or thereto to which each of them is a party, (iii) a Power of Attorney as necessary evidencing the authority of the person signing this Supplemental Agreement and (iv) a recent certificate evidencing that each of them has been properly established, continues to exist validly and to be in good standing.

The above documents shall be certified, legalised or attested in a manner acceptable to the Bank.

3.02.                    The Borrower undertakes to deliver to the Bank within three (3) days from the date of this Supplemental Agreement an original confirmation from any agents nominated in clause 13.12(c) of the Original Loan Agreement as amended by this Supplemental Agreement for the acceptance of any notice or service of process, that they consent to such nomination.

4.	REPRESENTATIONS AND WARRANTIES

4.01.                    This First Supplemental Agreement is entered into by the Bank in reliance upon the representations made herein by the Borrower and the other Security Parties to the effect that all the representations and warranties in clause 6 of the Original Loan Agreement are true and correct, including to the extent that they may have been or shall be amended by this First Supplemental Agreement and are repeated herein -as if contained in extenso and as if made with reference to the facts and circumstances existing on the date hereof- in connection with all the Security Parties, and the Borrower and the other Security Parties covenant that the said representations and warranties shall remain true and correct so long as there is any Outstanding Indebtedness and represent that there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

5.	RECONFIRMATION

5.01.                    The Borrower hereby reconfirms its obligations under the Loan Agreement and under the other Security Documents to which it is party and its compliance with the covenants contained in clauses 8.01 to 8.11 (inclusive) of the Loan Agreement.

5.02.                    The Guarantor hereby reconfirms its obligations under the Guarantee and the Security Documents granted by it to which it is party and its compliance with the covenants contained therein.

5.03.                    Each of the Borrower, the Guarantor and the Manager acknowledges and agrees, for the avoidance of doubt, that:

(a)                          each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Original Loan Agreement by this First Supplemental Agreement; and

(b)                          as of the date of this First Supplemental Agreement, references to "the Agreement" or "the Loan Agreement" in any of the Security Documents to which it is a party shall henceforth be references to the Loan Agreement as amended by this First Supplemental Agreement and as from time to time hereafter amended.

6.	INTEGRATION OF TERMS AND CONTINUITY OF THE SECURITY DOCUMENTS

6.01.                    Each of the Borrower, the Guarantor and the Manager hereby agrees that:

(a)                          All the terms and conditions of the Original Loan Agreement (other than those amended by this First Supplemental Agreement) remain in full force and effect and apply to this First Supplemental Agreement as well, as if repeated in extenso herein.

(b)                          The Loan Agreement and this First Supplemental Agreement constitute an integral document which is valid and binding upon its parties in accordance with its terms.

(c)                          The Security Documents granted pursuant to the terms of the Original Loan Agreement are and shall remain in full force and effect and binding on their respective parties in accordance with their respective terms as security for the obligations under the Original Loan Agreement as amended by this First Supplemental Agreement and the Borrower's obligations thereunder are and shall remain in full force and effect and shall not be discharged, impaired or otherwise affected by reason of the execution of this First Supplemental Agreement and/or of any of the documents contemplated thereby and the said Security Documents shall be extended to cover and secure this First Supplemental Agreement.

7.	MISCELLANEOUS

7.01.                    Without prejudice to Clause 6 of this First Supplemental Agreement, the provisions of Clauses 13.05 (Amendments), 13.06 (Invalidity of Terms) and 13.09 (Notices) of the Original Loan Agreement apply to this First Supplemental Agreement as well as and they are deemed to be repeated as if set forth in extenso herein.

7.02.                    This First Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

8.	GOVERNING LAW AND JURISDICTION

(a)                          This First Supplemental Agreement shall be governed by and construed in accordance with English Law pursuant to clause 13.12(a) of the Original Loan Agreement as amended by this First Supplemental Agreement.

(b)                          Pursuant to clause 13.12(c) of the Original Loan Agreement as amended by this First Supplemental Agreement it is hereby agreed that the High Court of Justice in London, England, has exclusive jurisdiction to settle any dispute arising out of or in connection with this First Supplemental Agreement (including any dispute relating to the existence, validity or termination of this Agreement).

9.	THIRD PARTY RIGHTS

A person who is not a party to this First Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this First Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this First Supplemental Agreement to be duly executed as a Deed the day and year first above written.

EXECUTED as a DEED by Ms Margarita Veniou for and on behalf of the Borrower BIKAR SHIPPING COMPANY INC. in the presence of	/s/ Margarita Veniou

EXECUTED as a DEED by Mr Ioannis Zafirakis for and on behalf of the Guarantor DIANA SHIPPING INC. in the presence of	/s/ Ioannis Zafirakis

EXECUTED as a DEED by Mr Ioannis Zafirakis for and on behalf of the Manager DIANA SHIPPING SERVICES S.A. in the presence of	/s/ Ioannis Zafirakis

EXECUTED as a DEED by Krikor Janikian	/s/ Krikor Janikian

and by Christina Margelou for and on behalf of EMPORIKI BANK OF GREECE S.A. in the presence of	/s/ Christina Margelou